Exhibit 4.11

ELEVENTH SUPPLEMENTAL INDENTURE

by and among

STANDARD PACIFIC CORP. AND THE GUARANTORS PARTY HERETO

and

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

Dated as of February 22, 2006

(Supplemental to the Indenture dated as of April 1, 1999)

ELEVENTH SUPPLEMENTAL INDENTURE

This Eleventh Supplemental Indenture, dated as of February 22, 2006 (the “Eleventh Supplemental Indenture”), is entered into among Standard Pacific Corp., a Delaware corporation (the “Company”), the guarantors listed on the signature page hereto (the “Initial Guarantors”), and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A. and First National Bank of Chicago), as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, this Eleventh Supplemental Indenture is supplemental to the Indenture, dated as of April 1, 1999 (the “Original Indenture”), as previously supplemented by that certain First Supplemental Indenture dated as of April 13, 1999, Second Supplemental Indenture dated as of September 5, 2000, Third Supplemental Indenture dated as of December 28, 2001, Fourth Supplemental Indenture dated as of March 4, 2003, Fifth Supplemental Indenture dated as of May 12, 2003, Sixth Supplemental Indenture dated as of September 23, 2003, Seventh and Eighth Supplemental Indentures, each dated as of March 11, 2004, and Ninth and Tenth Supplemental Indentures, each dated as of August 1, 2005 (the Original Indenture, as supplemented, the “Indenture”), by and between the Company and the Trustee;

WHEREAS, the following notes have been previously issued by the Company and remain outstanding under the Indenture: 7% Senior Notes due 2015 in the aggregate amount of $175,000,000 issued pursuant to the Tenth Supplemental Indenture; 6 1/4% Senior Notes due 2014 in the aggregate amount of $150,000,000 issued pursuant to the Eighth Supplemental Indenture; 7 3/4% Senior Notes due 2013 in the aggregate amount of $125,000,000 issued pursuant to the Fourth Supplemental Indenture; 6 7/8% Senior Notes due 2011 in the aggregate amount of $175,000,000 issued pursuant to the Fifth Supplemental Indenture; 6 1/2% Senior Notes due 2010 in the aggregate amount of $175,000,000 issued pursuant to the Ninth Supplemental Indenture; 5 1/8% Senior Notes due 2009 in the aggregate amount of $150,000,000 issued pursuant to the Seventh Supplemental Indenture; and 6 1/2% Senior Notes due 2008 in the aggregate amount of $150,000,000 issued pursuant to the Sixth Supplemental Indenture (collectively, the “Notes”);

WHEREAS, the Company and the Initial Guarantors desire to amend the Indenture to add the Initial Guarantors to guarantee the payment of the Notes;

WHEREAS, pursuant to Section 6.11 of the Fourth, Fifth, Sixth, Seventh, Eighth, Ninth and Tenth Supplemental Indentures, the Company shall not permit any of its Restricted Subsidiaries (as defined in the Indenture), to guarantee any notes issued by the Company unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the guarantee of the notes issued under such supplemental indenture on the same terms;

WHEREAS, pursuant to Section 9.01 of the Original Indenture, the Company and the Trustee may execute a supplemental indenture without the consent of the holders of the Outstanding Notes to make any change that does not adversely affect the rights of the holders; and

WHEREAS, all things necessary to make this Eleventh Supplemental Indenture a valid agreement of the Company, the Initial Guarantors and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, the parties hereto agree, as follows:

ARTICLE ONE

SCOPE OF ELEVENTH SUPPLEMENTAL INDENTURE

Section 1.01. Scope. This Eleventh Supplemental Indenture constitutes an integral part of the Indenture and this Eleventh Supplemental Indenture shall be read together with the Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by this Eleventh Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect.

Section 1.02. Definitions.

(a) “Guarantee” means any guarantee by a Guarantor of the Notes or other Securities that may be issued under the Indenture, executed pursuant to the terms of the Indenture, as amended or supplemented from time to time.

(b) “Guarantors” means (i) with respect to each Series of the Notes, (A) initially, the Initial Guarantors and (B) each of the Company’s other subsidiaries that executes a Guarantee of the Notes of such Series pursuant to the terms of the Indenture, as amended or supplemented from time to time, and (ii) with respect to other Securities that may be issued under the Indenture, each of the Company’s subsidiaries that executes a Guarantee of such Securities pursuant to the terms of the Indenture, as amended or supplemented from time to time; provided that, upon release or discharge of such Person from its Guarantee in accordance with the provisions of the Indenture, as amended or supplemented from time to time, such Person shall cease to be a Guarantor.

(c) Any capitalized term used in this Eleventh Supplemental Indenture and not defined herein that is defined in the Indenture shall have the meaning specified in the Indenture, unless the context shall otherwise require.

ARTICLE TWO

GUARANTEES OF THE NOTES

Section 2.01. Unconditional Guarantees. Each Guarantor hereby unconditionally, jointly and severally, and irrevocably guarantees (each such guarantee to be referred to herein as a Guarantee) to each Holder of the Notes and its successors and assigns, that: (i) the principal of and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest of the Notes and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder, will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, to the limitations set forth in Section 2.04. Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that, subject to Section 2.03, this Guarantee will not be discharged except by complete performance of the obligations of the Company contained in the respective Notes and the Indenture with respect to the respective Series of Notes. If any Holder or the Trustee is required by any court or otherwise to return to the Company, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by the Company or any Guarantor to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

Section 2.02. Severability. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.03. Release of a Guarantor; Termination of Guarantee. Upon (i) subject to Section 2.05, the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Guarantor (or all or substantially all its assets or its Capital Stock) to an entity which is not (after giving effect to such transaction) a Restricted Subsidiary and which sale or disposition is otherwise in compliance with the terms of the Indenture, (ii) the Legal Defeasance of the respective Series of Notes and the Guarantees, or (iii) the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture, then in each such case such Guarantor shall be deemed automatically and unconditionally released and discharged from all the Guarantor’s obligations under the Guarantee with respect to the Notes (or respective Series thereof) without any further action required on the part of the Guarantor, the Company, the Trustee or any Holder. In the event of a transfer of all or substantially all of the assets or Capital Stock of such Guarantor, unless required pursuant to Section 2.05(a)(1), the Person acquiring such assets or stock of such Guarantor shall not be subject to the Guarantor’s obligations under the Guarantee with respect to any Notes.

An Unrestricted Subsidiary that is a Guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under this Article Two upon notice from the Company to the Trustee to such effect, without any further action required on the part of the Guarantor, the Company, the Trustee or any Holder.

The Guarantee with respect to any Series of Notes shall terminate and be of no further force or effect upon the redemption in full, retirement or other discharge of such Series of Notes.

The Trustee shall deliver an appropriate instrument evidencing any such release upon receipt of a request by the Company accompanied by an Officers’ Certificate and Opinion of Counsel certifying as to the compliance with this Section 2.03.

Any Guarantor not released in accordance with this Section 2.03 remains liable for the full amount of principal of and interest on the Securities as provided in this Article Two.

Section 2.04. Limitation of a Subsidiary Guarantor’s Liability. Notwithstanding anything contained herein to the contrary, it is the intention of the parties that the guarantee by each Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the parties hereby irrevocably agree that the obligations of each Guarantor under its Guarantee of the Notes shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 2.06), result in the obligations of such Guarantor under its Guarantee not constituting such fraudulent transfer or conveyance.

Section 2.05. Guarantors May Consolidate, etc., on Certain Terms.

(a) No Guarantor may transfer all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor in a transaction to which subsection (b) applies, unless:

(1) the Person acquiring the property in any such transfer or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under this Indenture (including its Guarantee of the Notes) pursuant to an agreement reasonably satisfactory to the trustee;

(2) such transfer, consolidation or merger is not an Asset Disposition and the Person acquiring such assets, or surviving such consolidation or merger, is not a Restricted Subsidiary; or

(3) such transfer, consolidation or merger is an Asset Disposition that complies with Section 6.05 of the Fourth, Fifth, Sixth, Seventh, Eighth, Ninth and Tenth Supplemental Indentures, as applicable.

(b) Nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Restricted Subsidiary that is a Guarantor, or shall prevent any sale of assets or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Restricted Subsidiary that is a Guarantor. Upon any such consolidation, merger, sale or conveyance between a Guarantor and the Company or another Guarantor, the Guarantee with respect to the Notes given by the non-surviving or transferring Guarantor in the transaction shall no longer have any force or effect.

Section 2.06. Contribution. In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under its Guarantee with respect to the Notes, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Company’s obligations with respect to any Notes or any other Guarantor’s obligations with respect to the Guarantee of the Notes. “Adjusted Net Assets” of such Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any other Subsidiary of the Guarantor in respect of the obligations of its Guarantee of the Notes), but excluding liabilities under the Guarantee of the Notes, of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any other Subsidiary of the Company in respect of the obligations of such Guarantor under its Guarantee of the Notes), excluding debt in respect of the Guarantee of the Notes of such Guarantor, as they become absolute and matured.

Section 2.07. Waiver of Subrogation. Until all guaranteed obligations under the Indenture and with respect to all Notes are paid in full, each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under the Guarantee of the Notes and the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of the Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the waiver set forth in this Section 2.07 is knowingly made in contemplation of such benefits.

Section 2.08. Execution of Guarantee. To evidence their guarantee to the Holders of the Notes, the Guarantors hereby agree to execute the Guarantee in substantially the form included in Exhibit B. Each Guarantor hereby agrees that its Guarantee set forth in this Article Two shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee. Such signatures upon the Guarantee may be by manual or facsimile signature of such officers and may be imprinted or otherwise reproduced on the Guarantee.

Section 2.09. Compensation and Indemnity. Each of the Guarantors agrees to jointly and severally, with the Company, indemnify the Trustee as set forth in Section 7.07 of the Original Indenture.

Section 2.10. Legal Defeasance. Section 8.01(b) of the Original Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

Upon the Company’s exercise under paragraph (a) of the option applicable to this paragraph (b), the Company and each of the Guarantors shall be deemed to have been released and discharged from its obligations with respect to the outstanding Securities of a Series (including Guarantees) on the date the applicable conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Company and each Guarantor shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Securities of a Series (including Guarantees), which shall thereafter be deemed to be “outstanding” only for the purposes of the Sections and matters under this Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Securities, the Guarantees and this Indenture insofar as such Securities and Guarantees are concerned, except for the following which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Securities of a Series to receive solely from the trust fund described in paragraph (d) below and as more fully set forth in such paragraph, payments in respect of the principal of and interest on such Securities when such payments are due and (ii) obligations listed in Section 8.02, subject to compliance with this Section 8.01. The Company may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) below with respect to such Securities and Guarantees.

Section 2.11. Event of Default. In addition to the Events of Default specified in the Indenture, it shall constitute an Event of Default if, except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee.

ARTICLE THREE

MISCELLANEOUS

Section 3.01 Governing Law. The laws of the State of New York shall govern this Eleventh Supplemental Indenture, the Notes and the Guarantees.

Section 3.02. No Adverse Interpretation of Other Agreements. This Eleventh Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Eleventh Supplemental Indenture.

Section 3.03. No Recourse Against Others. A director, officer, employee, controlling person, manager or equity holder, as such, of the Company or the Guarantors shall not have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting the Notes and the Guarantees waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes and the Guarantees.

Section 3.04. Successors and Assigns. All covenants and agreements of the Company and the Guarantors in this Eleventh Supplemental Indenture, the Notes and the Guarantees shall bind their respective successors and assigns. All agreements of the Trustee in this Eleventh Supplemental Indenture shall bind its successors and assigns.

Section 3.05 Duplicate Originals. The parties may sign any number of copies of this Eleventh Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.06 Severability. In case any one or more of the provisions contained in this Eleventh Supplemental Indenture, the Notes or the Guarantees shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Eleventh Supplemental Indenture, the Notes or the Guarantees.

Section 3.07. Notices. Any order, consent, notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:

If to any Guarantor:

c/o Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618

Attn: Secretary

Section 3.08. Amendment and Modification. This Eleventh Supplemental Indenture may be amended, modified, or supplemented only by written agreement of each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Eleventh Supplemental Indenture by their officers thereunto as of this 22nd day of February, 2006.

STANDARD PACIFIC CORP.

By:	/s/ Andrew H. Parnes
Andrew H. Parnes
Executive Vice President – Finance and
Chief Financial Officer

By:	/s/ John M. Stephens
John M. Stephens
Vice President and Corporate Controller

GUARANTORS:

LB/L – Duc II-Franceschi, LLC
	By:	Standard Pacific Corp., its Manager
LMD El Dorado 134, LLC
	By:	Standard Pacific Corp., its Manager
LMD Rocklin 89, LLC
	By:	Standard Pacific Corp., its Manager
StanPac LMD, LLC
	By:	Standard Pacific Corp., its Manager
Standard Pacific 1, LLC
	By:	Standard Pacific Corp., its sole member
Standard Pacific 2, LLC
	By:	Standard Pacific Corp., its sole member
Standard Pacific 3, LLC
	By:	Standard Pacific Corp., its sole member
Standard Pacific 4, LLC
	By:	Standard Pacific Corp., its sole member
Standard Pacific 5, LLC.
	By:	Standard Pacific Corp., its sole member
Standard Pacific 6, LLC
	By:	Standard Pacific Corp., its sole member
Standard Pacific 7, LLC
	By:	Standard Pacific Corp., its sole member
Standard Pacific 8, LLC
	By:	Standard Pacific Corp., its sole member
Standard Pacific 9, LLC
	By:	Standard Pacific Corp., its sole member
Standard Pacific 10, LLC
	By:	Standard Pacific Corp., its sole member
SPNS Golden Gate, LLC
	By:	Standard Pacific Corp., its Managing Member
Standard Pacific of Tonner Hills, LLC
	By:	Standard Pacific Corp., its sole member
The Grove at Indian Wells, LLC
	By:	Standard Pacific Corp., its Manager

By:	/s/ Stephen J. Scarborough
Stephen J. Scarborough
Chairman and Chief Executive Officer

By:	/s/ Andrew H. Parnes
Andrew H. Parnes
Executive Vice President and
Chief Financial Officer

Standard Pacific of Colorado, Inc.

By:	/s/ Timothy C. Little
Name:	Timothy C. Little
Title:	President

By:	/s/ Robert R. Reid
Name:	Robert R. Reid
Title:	Senior Vice President

CH Construction, Inc.
Hilltop Residential, Ltd.
	By:	Residential Acquisition GP, LLC,
its general partner
CH Florida, Inc.
HSP Arizona, Inc.
HSP Tucson, Inc.
HWB Construction, Inc.
HWB Investments, Inc.
OLP Forty Development, LLC
	By:	Standard Pacific of Jacksonville,
its Manager and Sole Member
	By:	Standard Pacific of Jacksonville GP, Inc.,
its Managing Partner
Residential Acquisition GP, LLC
SP Colony Investments, Inc.
SP Coppenbarger Investments, Inc.
SP La Floresta, Inc.
SPLB, Inc.
Standard Pacific of Arizona, Inc.
Standard Pacific of Central Florida GP, Inc.
Standard Pacific of Central Florida
	By:	Standard Pacific of Central Florida GP,
Inc., its Managing Partner
Standard Pacific of Fullerton, Inc.
Standard Pacific of Jacksonville GP, Inc.
Standard Pacific of Jacksonville
	By:	Standard Pacific of Jacksonville GP,
Inc., its Managing Partner
Standard Pacific of Orange County, Inc.
Standard Pacific of Tucson, Inc.
Standard Pacific of Walnut Hills, Inc.
Westbrooke Companies, Inc.
Westbrooke Homes
	By:	Westbrooke Companies, Inc.,
its Managing Partner
Walnut Hills Development 268, LLC,
	By:	Standard Pacific of Walnut Hills, Inc.,
its Member

By:	/s/ Stephen J. Scarborough
Stephen J. Scarborough
Assistant Secretary

By:	/s/ Andrew H. Parnes
Andrew H. Parnes
Assistant Treasurer

Pala Village Investments, Inc.
Standard Pacific of Texas GP, Inc.
Standard Pacific of Texas, L.P.
	By:	Standard Pacific of Texas GP, Inc.
its general partner

By:		/s/ Stephen J. Scarborough
Stephen J. Scarborough
Assistant Secretary

By:		/s/ Andrew H. Parnes
Andrew H. Parnes
Treasurer

SP Texas Investments, Inc.
Standard Pacific Active Adult Communities, Inc.
Standard Pacific of Illinois, Inc.
Westfield Homes USA, Inc.
Standard Pacific 1, Inc.
Standard Pacific 2, Inc.
Standard Pacific 3, Inc.
Standard Pacific 4, Inc.
Standard Pacific 5, Inc.
Standard Pacific 6, Inc.
Standard Pacific 7, Inc.
Standard Pacific 8, Inc.
Standard Pacific 9, Inc.
Standard Pacific 10, Inc.

By:		/s/ Stephen J. Scarborough
Stephen J. Scarborough
President

By:		/s/ Andrew H. Parnes
Andrew H. Parnes
Vice President & Treasurer

SP Ventura Investments, Inc.
Standard Pacific of Las Vegas, Inc.
Standard Pacific of Southwest Florida GP, Inc.
Standard Pacific of Southwest Florida
	By:	Standard Pacific of Southwest Florida
GP, Inc., its Managing Partner
Westfield Homes of Florida, Inc.
Westfield Homes of Florida
	By:	Westfield Homes of Florida, Inc.,
its Managing Partner
Westfield Homes of the Carolinas, LLC

By:	/s/ Stephen J. Scarborough
Stephen J. Scarborough
Assistant Secretary

By:	/s/ Andrew H. Parnes
Andrew H. Parnes
Vice President & Treasurer

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Sharon McGrath
Name:	Sharon McGrath
Title:	Vice President

EXHIBIT A

List of Subsidiary Guarantors

CH Construction, Inc.	Standard Pacific 8, LLC
CH Florida, Inc.	Standard Pacific 9, LLC
Hilltop Residential, Ltd.	Standard Pacific 10, LLC
HSP Arizona, Inc.	Standard Pacific Active Adult Communities, Inc.
HSP Tucson, Inc.	Standard Pacific of Arizona, Inc.
HWB Construction, Inc.	Standard Pacific of Central Florida GP, Inc.
HWB Investments, Inc.	Standard Pacific of Central Florida, general partnership
LB/L-Duc II Franceschi, LLC	Standard Pacific of Colorado, Inc.
LMD El Dorado 134, LLC	Standard Pacific of Fullerton, Inc.
LMD Rocklin 89, LLC	Standard Pacific of Illinois, Inc.
OLP Forty Development, LLC	Standard Pacific of Jacksonville GP, Inc.
Pala Village Investments, Inc.	Standard Pacific of Jacksonville, general partnership
Residential Acquisition GP, LLC	Standard Pacific of Las Vegas, Inc.
SP Colony Investments, Inc.	Standard Pacific of Orange County, Inc.
SP Coppenbarger Investments, Inc.	Standard Pacific of Southwest Florida GP, Inc.
SP La Floresta, Inc.	Standard Pacific of Southwest Florida, general partnership
SP Texas Investments, Inc.	Standard Pacific of Texas GP, Inc.
SP Ventura Investments, Inc.	Standard Pacific of Texas, L.P.
SPLB, Inc.	Standard Pacific of Tonner Hills, LLC
SPNS Golden Gate, LLC	Standard Pacific of Tucson, Inc.
Standard Pacific 1, Inc.	Standard Pacific of Walnut Hills, Inc.
Standard Pacific 2, Inc.	StanPac LMD, LLC
Standard Pacific 3, Inc.	The Grove at Indian Wells, LLC
Standard Pacific 4, Inc.	Walnut Hills Development 268, LLC
Standard Pacific 5, Inc.	Westbrooke Companies, Inc.
Standard Pacific 6, Inc.	Westbrooke Homes, general partnership
Standard Pacific 7, Inc.	Westfield Homes of Florida, general partnership
Standard Pacific 8, Inc.	Westfield Homes of Florida, Inc.
Standard Pacific 9, Inc.	Westfield Homes of the Carolinas, LLC
Standard Pacific 10, Inc.	Westfield Homes USA, Inc.
Standard Pacific 1, LLC
Standard Pacific 2, LLC
Standard Pacific 3, LLC
Standard Pacific 4, LLC
Standard Pacific 5, LLC
Standard Pacific 6, LLC
Standard Pacific 7, LLC

EXHIBIT B

Form of Guarantee

FOR VALUE RECEIVED, the undersigned hereby unconditionally guarantee to the Holders of the Company’s 7% Senior Notes due 2015 in the aggregate amount of $175,000,000; 6 1/4% Senior Notes due 2014 in the aggregate amount of $150,000,000; 7 3/4% Senior Notes due 2013 in the aggregate amount of $125,000,000; 6 7/8% Senior Notes due 2011 in the aggregate amount of $175,000,000; 6 1/2% Senior Notes due 2010 in the aggregate amount of $175,000,000; 5 1/8% Senior Notes due 2009 in the aggregate amount of $150,000,000; and 6 1/2% Senior Notes due 2008 in the aggregate amount of $150,000,000 (collectively, the “Notes”) that (i) the principal of and interest on each series of the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest of the Notes and all other obligations of the Company to the Holders or the Trustee thereunder, will be promptly paid in full or performed, all in accordance with the terms thereof; and (ii) in case of any extension of time of payment or renewal of any series of the Notes or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise; all in accordance with and subject to the terms and limitations of the Notes, Article 2 of the Eleventh Supplemental Indenture among the Company, the guarantors party thereto, and the Trustee (the “Eleventh Supplemental Indenture”) and this Guarantee. This Guarantee will become effective on the date hereof. The validity and enforceability of this Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

The obligations of the undersigned to the Holders of the Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 2 of the Eleventh Supplemental Indenture and reference is hereby made to the Eleventh Supplemental Indenture for the precise terms of the Guarantee and all of the other provisions of the Indenture to which this Guarantee relates.

Any capitalized term used in this Guarantee and not defined herein shall have the meaning specified in the Indenture, unless the context shall otherwise require.

This Guarantee as to any series or all of the Notes is subject to release and termination upon the terms set forth in the Eleventh Supplemental Indenture.

This Guarantee may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which, when taken together, will be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed as of this [    ] day of February, 2006.

GUARANTORS:
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By:
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